Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 17th day of December, 2020, by and between Stereotaxis, Inc., a Delaware corporation (the “Company”), and David L. Fischel (“Employee”).

RECITAL

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Employee and the Company in connection with Employee’s continuing role as Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1. Position; Base Salary. Employee shall serve as Chief Executive Officer (“CEO”), and shall report to the Board of Directors of the Company (the “Board”). Employee shall be paid an annual base salary of $60,000 subject to increases as provided by the Company from time to time in writing, and all payments shall be subject to applicable withholdings and deductions. Employee will also continue to be designated as the Chairman of the Board during the term of this Agreement. This Agreement shall be effective, as of December 1, 2020 (the “Effective Date”), supersede and replace that certain letter agreement dated as of February 3, 2017 (the “2017 Letter Agreement”) that appointed Employee as the non-employee acting chief executive officer of the Company, and Employee shall be deemed an employee of the Company commencing on the Effective Date.

2. Company Benefits. While employed by the Company, Employee shall be entitled to receive such benefits of employment as the Company may offer from time to time. Company-paid time off for vacation, sick leave, and other personal needs will be governed by the Employee Handbook and Company policies as modified from time to time by the Company. The Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in performance of his services hereunder, including, but not limited to, travel and lodging expenses associated with attendance at professional and industry events, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require. While employed by the Company, Employee will be reimbursed for the reasonable travel expenses incurred by Employee when traveling to and from St. Louis, Missouri and Los Angeles, provided that Employee will use his commercially reasonable efforts to negotiate commercially reasonable rates for these services and will otherwise cooperate with the Company in connection with obtaining such services for his benefit.

3. Compliance with Company Rules and Policies. Employee agrees that throughout the term of Employee’s employment, as a condition of Employee’s employment, Employee shall (a) diligently, in good faith and to the best of Employee’s abilities render such services as may be delegated to the Employee by the Company; and (b) follow and act in accordance with all of Company’s rules, policies and procedures of Company, including, but not limited to this Agreement, the Company rules and policies, and the Employee Handbook, any of which may be revised from time to time at the sole discretion of the Company, with or without prior notice.

4. At-Will Employment. The Company is an “at-will” employer. This means that the Company or the Employee may terminate Employee’s employment at any time, for any reason or for no reason and/or with or without cause. Company makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus or discussion of possible or potential future benefits, if any, or changes to Employee’s capacity, reporting, or compensation shall alter Employee’s status as an “at-will” employee or create any implied or express contract or promise of continued employment. Only the Board shall have the authority to change Employee’s status as an “at-will” employee.

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5. Inventions and Developments.

(a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the term of Employee’s employment (or during the course of or as a result of Employee’s prior non-employment relationship with the Company under the 2017 Letter Agreement) whether or not during working hours, that relate to Stereotaxis Business or any work performed by Employee for Company (collectively, “Inventions and Developments”), shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions and Developments. Employee hereby assigns and agrees to assign to Company any and all right, title and interest in and to any such Inventions and Developments whenever requested to do so by Company, at Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, both during and after the term of Employee’s employment.

(b) By way of clarification, Section 5(a) shall not apply to any invention for which no equipment, supplies, facilities or Confidential and Trade Secret Information of Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to Stereotaxis Business or to Company’s actual or demonstrably-anticipated research or development or (ii) the invention results from any work performed by Employee for Company.

6. Confidential and Trade Secret Information. Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform his responsibilities for Company, any of Company’s Confidential and Trade Secret Information. Excluded from the scope of these restrictions is Confidential and Trade Secret Information that becomes generally available to the public in any manner other than by a breach of this Agreement by Employee.

“Confidential and Trade Secret Information” means any information pertaining to the Stereotaxis Business and/or other information of the Company acquired by Employee during the course of or as a result of Employee’s engagement as CEO of the Company (or during the course of or as a result of Employee’s prior non-employment relationship with the Company under the 2017 Letter Agreement), which is not publicly known, such as but not limited to, trade secrets, know-how, processes, designs, products, documentation, data, research and development plans and activities, standard operating procedures and validation records, drawings, tools, techniques, software and computer programs and derivative works, inventions (whether patentable or not), improvements, copyrightable material, business and marketing plans, projections, sales data and reports, confidential evaluations, the confidential use, nonuse or compilation by the Company of technical or business information in the public domain, customers and prospects, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, operational methods, strategic plans, training materials, internal financial information, operating and financial data and projections, distribution or sales methods, prices charged by or to Company, inventory lists, sources of supplies, supply lists, lists of current or past employees and information concerning relationships between Company and its employees, collaborators, or customers.

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“Stereotaxis Business” means the development, manufacture, and sale of equipment, software, devices, and methods in the field of remote, computer-controlled or computer-aided navigation and delivery of interventional medical devices, with or without the use of magnetic devices or systems.

7. Company Materials. All notes, records, correspondence, data, hardware, software, documents or the like obtained by or provided to the Company regarding Stereotaxis Business, or otherwise made, produced, or compiled during the course or as a result of Employee’s employment as CEO of the Company (or during the course of or as a result of Employee’s prior non-employment relationship with the Company under the 2017 Letter Agreement) which contain Confidential and Trade Secret Information, regardless of the type of medium in which such is preserved, (“Company Materials”), are the sole and exclusive property of the Company, and shall be surrendered to the Company on request or upon Employee’s termination for any reason. During the term of Employee’s employment, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any Company Materials except as expressly permitted or required for the proper performance of Employee’s duties on behalf of the Company or as a director of the Company.

8. Attention to Duties; Conflict of Interest.

(a) Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous employment agreement or other contractual obligation of Employee, and there are no outstanding commitments or agreements inconsistent with any of the terms of this Agreement or the services to be rendered to Company.

(b) While employed by the Company, Employee shall devote a substantial portion of Employee’s business time, energy and abilities to the business and interests of the Company and shall not, without the Company’s prior written consent, obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of the Employee’s judgment or conduct in carrying out duties and responsibilities to the Company under this Agreement or that would interfere with the performance of Employee’s duties under this Agreement. However, nothing herein shall preclude Employee from pursuing Employee’s personal, financial and legal affairs, or, (i) serving on any corporate or governmental board of directors, (ii) serving on the board of, or working for, any charitable, not-for-profit or community organization, or (iii) pursuing any other activity; provided that Employee shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate the provisions of this Agreement or would otherwise conflict or interfere with the performance of Employee’s duties and responsibilities hereunder, either directly or indirectly.

(c) Notwithstanding the foregoing or anything to the contrary herein, it is understood, acknowledged and agreed that, while serving as CEO, Employee intends to, and shall be permitted to, continue to serve as an officer or director of DAFNA Capital Management, LLC (“DAFNA”) on substantially the same terms as he has in the previous four-year period during the term of the 2017 Letter Agreement, or otherwise as the Company and the Employee may mutually agree upon, and that any such activities consistent with prior activities or as otherwise agreed on shall not be deemed to materially interfere with the Participant’s performance of his duties as CEO for purposes of this Agreement.

(d) If in the course of Employee’s employment, Employee becomes aware of any obligations or commitments under Section 8(a) or any real or apparent conflicts of commitment or conflicts of interest, Employee shall immediately disclose them to Board.

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9. Non-Competition, Non-solicitation. Employee agrees that during the Employee’s employment hereunder plus one year following the date of separation from service for any reason (the “Restricted Period”), and regardless of how Employee’s termination occurs and regardless of whether it is with or without cause, Employee shall not, directly or indirectly (whether individually or as owner, partner, consultant, employee or otherwise):

(a) engage in, enter the employment of, or act as an agent, advisor or consultant for, any person or entity that then is in competition with the Company with respect to Stereotaxis Business.

(b) solicit, divert, or take away, or attempt to solicit, divert or take away from the Company the business of any customers for the purpose of selling or providing to such customer any product or service which is included in the Stereotaxis Business as defined herein;

(c) knowingly to cause or attempt to cause any customer, vendor, or other third party collaborating with the Company to terminate or reduce its existing relationship with the Company; or

(d) knowingly solicit, induce, or hire, or attempt to solicit, induce, or hire, any employee, consultant, or distributor of the Company to leave the employ of the Company and/or to work for any competitor of the Company.

10. Notification; Non-disparagement. Employee shall notify any prospective employer of the existence and terms of this Agreement, prior to acceptance of employment outside of the Company. Company may inform any person or entity subsequently employing, or evidencing an intention to employ Employee of the nature of the information Company asserts to be Confidential and Trade Secret Information, and may inform that person or entity of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of these terms and conditions. Neither party shall in any way disparage the other, including current or former officers, directors and employees of the Company, and neither party shall make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other party.

11. Acknowledgments Regarding Restrictions. Employee acknowledges, understands, and agrees that:

(a) The provisions relating to confidentiality, conflicts of interest, non-competition, and their post-employment continuation are material consideration for the compensation and other benefits of Employee’s employment by Company, and without Employee’s agreement to these provisions and restrictions, Employee would not be employed by the Company.

(b) Employee agrees that the covenants relating to non-competition, non-solicitation, and disparagement in this Agreement are appropriate and fair and necessary to avoid conflicts of interest and commitment and to protect the Company’s legitimate interests in its Confidential and Trade Secret Information, goodwill, and relationships.

(c) The restrictions contained herein are not limited geographically in view of Company’s worldwide operations and the nature of the Confidential and Trade Secret Information, customers and/or other business relationships to which Employee will have access. These restrictions may preclude, for a time, Employee’s employment with competitors of Company. Company agrees, however, that if it is commercially reasonable, after the Employee’s employment and within the Restricted Period it may provide written permission for Employee to provide services to or be employed by firms that are engaged in Stereotaxis Business. Such permission shall not be deemed to waive or diminish the prohibitions on disclosure or use of Confidential and Trade Secret Information or the covenants of non-competition in this Agreement.

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(d) In the event of a breach or threatened breach of any of Employee’s duties and obligations under Sections 6 to 10, Company shall be entitled, in addition to any other legal or equitable remedies (including any right to damages), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee expressly acknowledges that the harm that might result to Company’s business as a result of any noncompliance by Employee with any of the provisions of these Sections would be largely irreparable, and specifically agrees that if there is a question as to the enforceability of any of the provisions of these Sections, Employee will not engage in conduct alleged to be inconsistent with or contrary to such Sections before the question has been resolved by a final judgment of an arbitrator or court of competent jurisdiction.

(e) To ensure Employee’s understanding of and compliance with the obligations under this Agreement, Employee agrees to engage in an exit interview with the Company at the Company’s expense prior to Employee’s last day of employment, at a time and place or by telephone, as designated by the Company, and that Employee may be required to confirm that Employee will comply with Employee’s post termination obligations.

12. Non-Waiver of Rights. Company’s failure at any time to enforce or require performance by Employee of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

13. Binding Arbitration.

(a) Any dispute, claim or controversy with respect to Employee’s employment or its termination (whether the termination of employment is voluntary or involuntary) shall be settled exclusively (except as set out in Section 11(e) above) by arbitration in accordance with the rules of the American Arbitration Association (“AAA”). Either party may request arbitration in writing after good faith efforts to resolve the matter internally, and the parties shall select an arbitrator under the AAA rules. Employee and Stereotaxis each waive their constitutional rights to have such matters determined by a jury, explicitly and definitely prefer arbitration to recourse to the courts, and have prescribed arbitration as their sole and exclusive method of binding dispute resolution because, among other reasons, it is quicker, less expensive, and less formal than litigation in court.

(b) Except as set out in Section 15 below, the arbitrator shall not have the authority to modify, add to or eliminate any provision of this Agreement. The arbitration shall be held in St. Louis, Missouri. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within one (1) year of the date of the termination of employment or, in the case of disputes not resolved internally, the date of the final decision reached by the Human Resources Department, all remedies regarding such dispute, claim or controversy shall be waived.

(c) In the event of any litigation or arbitration or other proceeding by which one party seeks to enforce its rights or seeks a declaration of any rights or obligations under this Agreement, a party that is finally determined to have breached this Agreement or the party against which injunctive relief is awarded shall pay the other party its reasonable attorney fees, costs, and expenses incurred.

14 Governing Law. This Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

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15. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal or are deemed unenforceable by any tribunal of competent jurisdiction, it shall be modified and enforced to the maximum extent permissible under applicable law. It is the intention of the Parties that the remainder of this Agreement shall not be affected, provided that a Party’s rights under this Agreement are not materially affected, in which case the Parties covenant and agree to revise any such provision or the Agreement in good faith in order to provide a term, covenant, condition or application of this Agreement that most closely complies with the intent of the Parties under the Agreement as originally executed.

16. Assignment. The Company may assign this Agreement and Employee’s employment to any entity to which the operations it currently manages are transferred, whether through reorganization, merger, sale or any other transfer. As a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

17. Construction. The Parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively affect the content of such sections. In addition, Employee acknowledges and agrees that Employee’s post-employment obligations herein are reasonable and should be fully enforceable regardless of why or how the employment ends.

18. Entire Agreement. This Agreement, including any Exhibits attached hereto, sets forth all the covenants, promises, agreements, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, provided that the Company and Employee contemplate entering into a separate Performance Share Unit Award Agreement on or about the date hereof, which agreement (i) shall not affect the terms and conditions of this Agreement and (ii) shall be subject to approval of the Board, and, to the extent required by applicable law or rules of the NYSE American. There are no covenants, promises, agreements, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the Employee and an authorized representative of the Company. This Agreement cannot be changed orally or by any conduct of either Employee or the Company or any course of dealings between Employee, or another person and the Company.

[Signatures appear on the following page]

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Employee and the Company have executed this Agreement and agree to enter into and be bound by the provisions hereof as of the date first set forth above.

BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS AND TO CONFER WITH COUNSEL; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION.

STEREOTAXIS, INC.

By:	/s/ David W. Benfer
Name:	David W. Benfer
Title:	Lead Independent Director of the Board of Directors

EMPLOYEE:

/s/ David L. Fischel
David L. Fischel

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